Exhibit 99.1

Gaiam Reports Second Quarter Fiscal 2007 Results

•                  Second quarter revenues increased 21.3% to $52.4 million

•                  Cash from operations exceeded $8 million in the quarter, over $16 million for the six month period

Broomfield, CO, August 7, 2007 — Gaiam, Inc. (NASDAQ: GAIA), a branded lifestyle media company catering to people who value personal development, natural health, ecological lifestyles and inspirational media, announced today results for its second quarter ended June 30, 2007.

Gaiam also announced that it will host a conference call today, August 7, 2007, at 2:30 p.m. MST (4:30 p.m. EST) to review the second quarter 2007 results.

Dial-in No.: 888-396-9923
Passcode: GAIAM

For the second quarter, Gaiam generated revenue of $52.4 million, an increase of 21.3% over the $43.2 million recorded in the same period last year. The internal growth rate was 18% on top of the 25% increase achieved in the second quarter of last year.

Gross margin increased 190 basis points to 64.2% of revenue in the second quarter of 2007, from 62.3% in the same period last year, which in turn represented a 1370 basis point increase from 48.6% in the second quarter of 2005. The increase over 2006 was primarily due to higher margin international sales.

Operating expenses as a percentage of revenue decreased to 67.9% in the second quarter of 2007, from 68.5% in the comparable period last year even after increased expenses related to Gaiam’s expanding online community.

Gaiam reported a net loss for the second quarter of $0.3 million, or $0.01 per share, as compared to a net loss of $1.2 million, or $0.05 per share, for the second quarter of 2006. Depreciation and amortization for the quarter was $3.1 million.

For the six months ended June 30, 2007, Gaiam recorded net revenues of $110.8 million, a 16.8% increase from $94.9 million in the comparable period a year ago. Net income totaled $1.4 million, or $0.06 per share, compared to a net loss of $0.3 million, or $0.01 per share, for the six months ended June 30, 2006.

According to Nielsen’s VideoScan, Gaiam’s market share in the fitness/wellness DVD category increased to 48% at the end of June, up from 44% in the same six months last year.

Lynn Powers, Gaiam’s President, commented, “We are pleased with our second quarter internal revenue growth of 18% as compared to the same period last year and our continued improvement in gross margin. Our international roll-out performed better than expected and we look forward to continued success though the latter half of 2007. Domestically, we have begun product placement programs for the upcoming holiday and fitness seasons along with the launch of our new wellness line.”

Gaiam generated $8.1 million in cash from operations during the quarter bringing year to date cash generated from operations to $16.4 million compared to a cash use of $3 million in the same six months of last year. Excluding the repurchase of 2.5 million shares of Gaiam stock for $32.9 million in February, Gaiam increased its cash position from the beginning of the year by $17 million.

Subsequent to the second quarter, Gaiam acquired Zaadz, Inc., LIME Media, and majority ownership of Conscious Enlightenment, Inc. to strengthen our community division and create a unified source for LOHAS (lifestyles of health and sustainability).

Zaadz is the leading social networking site in the LOHAS space with 85,000 members and 850,000 unique visitors per month. Zaadz was founded by Brian Johnson, who previously created the world’s largest social networking site for amateur sports (eteamz.com), which profitably serves three million teams around the world.

LIME is a multimedia lifestyle company with multiple platforms focused on leading a healthier, greener, and more balanced lifestyle. LIME is available on broadband television, SIRIUS Satellite Radio channel 114, on demand with cable providers nationally and at lime.com on the web and mobile phones. Lime.com has 2,200,000 unique visitors per month and 200,000 daily newsletters. LIME previously acquired Wisdom TV and has a library of over 1,000 hours of visual content.

Conscious Enlightenment is an on-line and off-line based community that owns and operates the Enlightenment Card, a socially conscious credit card, Conscious Choice and Whole Life magazines (with distribution in metropolitan cities from Chicago to Los Angeles), Yogamates.com, a social network and video channel and MonthlyYogadvd.com, a DVD and online video streaming subscription club.

The total consideration paid for above companies was approximately $10 million. The community will be led by Internet community veteran Eddie Dombrower, who joins Gaiam as president of the division. He was previously Senior Vice President at Match.com, where he launched Chemistry.com. Before he worked at Atari, Jim Henson, AT&T Wireless and was one of the early employees at eTrade.

“Our recent acquisitions provide Gaiam with the tools to become the premier online LOHAS community and enhance and expand our existing subscription clubs and online community programs. We plan to launch our overall community site in the fall,” said Jirka Rysavy, Chairman and Chief Executive Officer. The number of paid subscribers in our community and subscription clubs during the fist six months reached 135,000, increasing the growth rate as compared to last year.

Gaiam’s board of directors also authorized a share repurchase program of up to 5 million shares of Gaiam’s Class A common stock as well as the filing of a shelf registration statement for the same amount of shares. In some instances shareholders of potential acquisition targets request Gaiam shares as consideration, although Gaiam generally expects to use its growing cash on hand.

A replay of the call will begin approximately one hour after the end of the call and will continue until 11:59 p.m. EST on August 11, 2007.

Replay number: 888-568-0407

For more information about Gaiam, please visit www.gaiam.com, or call 1-800-869-3603

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission.  Gaiam assumes no duty to update any forward-looking statements.

Contact:	John Mills
Integrated Corporate Relations, Inc.
310-954-1105
jmills@icrinc.com

Gaiam, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Three months ended
	June 30, 2007		June 30, 2006
Net revenue	$52,361	100.0%	$43,161	100.0%
Cost of goods sold	18,730	35.8%	16,270	37.7%
Gross profit	33,631	64.2%	26,891	62.3%
Operating expenses	35,558	67.9%	29,567	68.5%
Loss from operations	(1,927)	-3.7%	(2,676)	-6.2%
Other income	1,144	2.2%	551	1.3%
Loss before income taxes	(783)	-1.5%	(2,125)	-4.9%
Income tax benefit	(309)	-0.6%	(804)	-1.9%
Minority interest in net loss
of consolidated subsidiaries	128	0.2%	155	0.3%
Net loss	$(346)	-0.7%	$(1,166)	-2.7%

Shares outstanding:
Basic	24,655		23,140
Diluted	24,655		23,140
Loss per share:
Basic	$(0.01)		$(0.05)
Diluted	$(0.01)		$(0.05)

Gaiam, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Six months ended		Six months ended
	June 30, 2007		June 30, 2006
Net revenue	$110,819	100.0%	$94,913	100.0%
Cost of goods sold	39,712	35.8%	34,860	36.7%
Gross profit	71,107	64.2%	60,053	63.3%
Operating expenses	71,409	64.4%	61,719	65.1%
Loss from operations	(302)	-0.2%	(1,666)	-1.8%
Other income	2,347	2.1%	1,128	1.2%
Income (loss) before income taxes	2,045	1.9%	(538)	-0.6%
Income tax expense (benefit)	808	0.7%	(192)	-0.2%
Minority interest in net loss
of consolidated subsidiaries	169	0.1%	70	0.1%
Net income (loss)	$1,406	1.3%	$(276)	-0.3%

Shares outstanding:
Basic	25,159		21,795
Diluted	25,338		21,795
Income (loss) per share:
Basic	$0.06		$(0.01)
Diluted	$0.06		$(0.01)

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (1)	$89,152	$104,876
Accounts receivable, net	8,475	25,324
Inventory, less allowances	25,180	24,313
Deferred advertising costs	3,315	3,965
Deferred tax assets	3,424	3,404
Other current assets	4,851	4,965
Total current assets	134,397	166,847

Property and equipment, net	7,290	7,784
Media library, net	36,246	37,201
Goodwill and other intangibles, net	29,013	28,879
Deferred tax assets, net	4,231	5,958
Notes receivable and other assets	697	4,299
Total assets	$211,874	$250,968

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,645	$18,848
Accrued liabilities	7,259	7,437
Income taxes payable	646	415
Total current liabilities	18,550	26,700

Minority interest	5,572	5,662

Commitments and contingencies

Stockholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 19,257,611 and 21,749,936 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively(1)	2	2
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding at June 30, 2007 and December 31, 2006	1	1
Additional paid-in capital(1)	168,562	200,906
Accumulated other comprehensive income	957	873
Retained earnings	18,230	16,824
Total stockholders’ equity	187,752	218,606
Total liabilities and stockholders’ equity	$211,874	$250,968

(1)  On February 6, 2007, Gaiam repurchased 2.5 million shares of its Class A common stock for $32.9 million in cash including acquisition costs. The repurchased stock resulted in a $32.9 million reduction to Additional paid-in capital.